Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF COLDWATER CREEK INC.

THIS AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF COLDWATER CREEK INC., a Delaware corporation (the “Corporation”), is made pursuant to Article FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation by resolution of the Board of Directors of the Corporation.

1.             Section 1.10 of the Bylaws is hereby replaced in its entirety with the following:

1.10         Advance Notice of Stockholder Nominees and Stockholder Business. (a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be:  (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder. For any business to be properly brought before an annual meeting by a stockholder, including proposals for director nominees who are different from the nominees proposed by the Board of Directors and proposals that are sought to be included or not sought to be included in the Corporation’s proxy materials pursuant to Rule 14a-8 (or its successor provision) under the Securities and Exchange Act of 1934, as amended (the “1934 Act”), the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation.  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and any material interest of the stockholder or the beneficial owner, if any, on whose behalf the proposal is made in such business, (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: (A) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any such beneficial owner, (B) the class and number of shares of the corporation which are beneficially owned by the stockholder and any such beneficial owner, (C) a description of any agreement, arrangement or understanding between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with such nomination or proposal and the name and address of any other person or persons known to the stockholder or such beneficial owner to support such nomination or proposal; (D) a description of any option, warrant, convertible security or a settlement payment or mechanism at a price related to any class or series of capital stock of the corporation, whether or not settled in cash or in securities of the corporation, directly or indirectly owned by such stockholder or beneficial owner, (E) a description of any agreement, arrangement or understanding (including any short positions, profits interests, hedging transactions, borrowed or loaned shares) that has been entered into or made as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner, if any, the effect or intent of which is to mitigate loss to or the manage risk of stock prices changes for, or to increase the voting power of, such stockholder or beneficial owner with respect to shares of capital stock of the corporation; (F) a representation that the stockholder will update the information set forth in clauses (A) through (E) above as of the record date for the meeting by delivery of written notice to the corporation promptly following the later of the record date or public announcement of the record date; (G) a representation whether the stockholder or the beneficial owner, if any, or the group of which it is a part, intends to deliver a proxy statement and/or form of proxy or otherwise to solicit proxies from stockholders in support of the proposal or nomination; and (H) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (iii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in his or her capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination or proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (a).

(b)           Only persons who are nominated in accordance with the procedures set forth in this paragraph (b) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (b).  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice (as set forth in paragraph (a) of this Section 1.10) in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this Section 1.10.  Such stockholder’s notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director:  (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), (ii) as to such stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, the information or representations required to be provided pursuant to paragraph (a) of this Section 1.10, and (iii) any other information about such nominee or person as may be required by the policies or guidelines of the corporation as may be adopted by the Board of Directors (or a committee thereof) from time to time.  At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee.  No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (b).

(c)           The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting, or a nomination was not made, in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, such chairman shall so declare at the meeting, and any such business not properly brought before the meeting shall not be transacted or any such defective nomination shall be disregarded. Unless otherwise required by law, if a stockholder intending to propose a director nominee or any other business at a meeting does not provide the information required under clause (F) of paragraph (a) above to the corporation promptly following the later of the record date or the date notice of the record date is first publicly disclosed, or if such stockholder does not appear at the meeting to present the proposed business or stockholder nominee, such business shall not be transacted or such stockholder nominee shall be disregarded, notwithstanding that proxies in respect of such business or nominee may have been received by the corporation.

(d)           For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by Business Wire, Reuters, the Wall Street Journal or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act, or in a notice of meeting or proxy statement mailed generally to the stockholders.

2.             Except as expressly amended hereby, the Corporation’s Bylaws shall remain in full force and effect without change.

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The undersigned, being the duly authorized and appointed Secretary of the Corporation, hereby certifies that the foregoing Amendment to the Amended and Restated Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting held on February 6, 2009.

/s/ Dennis C. Pence
Dennis C. Pence, Secretary